EXHIBIT 5.1

January 23, 1995


California Energy Company, Inc.
10831 Old Mill Road
Omaha, Nebraska 68154


Gentlemen:

We have acted as counsel to California Energy Company, Inc. (the "Company"), a corporation organized under the laws of the State of Delaware, in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") relating to the offer and sale by the Company (the "Offering") of 19,170,000 shares (the "Shares") of common stock, par value $.0675 per share (the "Common Stock"), of the Company.

We have examined copies of the Certificate of Incorporation and By-Laws of the Company, and the amendments thereto, the Registration Statement, applicable resolutions adopted by the Company's Board of Directors and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

Our opinion set forth in clause (2) below is based on the provisions of the Internal Revenue Code of 1986, as amended, regulations under such Code, judicial authority and current administrative rulings and practice, all as of the date of this letter, and all of which may change at any time.

Based on the foregoing, we are of the opinion that (1) the Shares, when duly sold, issued and paid for in accordance with the terms of the Prospectus included as part of the Registration Statement (the "Prospectus") and when approval of the shareholders of the Company of a proposal to increase the number of authorized shares of Common Stock from 60,000,000 shares to 80,000,000 shares is obtained by the Company, will be duly authorized and validly issued and will be fully paid and nonassessable, and (2) the section of the Prospectus entitled "Certain Tax Considerations" contains an accurate discussion of all material Federal income tax consequences of ownership of Shares to the typical shareholder.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus.

Very truly yours,
/s/ Willkie Farr & Gallagher